EXHIBIT 4.3

                           COCA-COLA ENTERPRISES INC.

                             1994 STOCK OPTION PLAN

SECTION 1.  PURPOSE

     The purpose of the 1994 Stock Option Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") and its Subsidiaries (as defined in Section 4) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options ("Options").

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Committee, however, may delegate, from time to time, to the Chief Executive Officer the authority to make Awards under the Plan, unless such delegation would jeopardize the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) regulations thereunder of the Internal Revenue Code of 1986, as amended. The conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

     In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

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SECTION 3.  STOCK

     The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued Stock or from shares of Stock held by the Company in its treasury. The total number of shares of Stock that may be issued under the Plan pursuant to Options granted hereunder may not exceed 2,000,000 shares. Stock subject to any unexercised portion of an Option which expires or is canceled, surrendered or terminated for any reason may again be subject to Options granted under the Plan. Stock received in payment upon the exercise of an Option may not be the subject of a subsequent Option.

SECTION 4.  ELIGIBILITY

     Options may be granted to executive officers, other persons within the senior executive band, the executive band, branch managers, sales center managers, and other officers and management employees (including non-employee officers) of the Company and its Subsidiaries who are employed in a position determined by the Committee eligible to participate in the Plan on the date on which any grant is made.

     "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of such Option.

     No person shall be granted the right to acquire pursuant to Options granted under the Plan more than 15% of the aggregate number of shares of Stock originally authorized for issuance under the Plan.

SECTION 5.  AWARDS OF OPTIONS

     (a) Option Price. The option price shall be 100% or more of the fair market value of the Stock on the date of grant.

     (b) Payment. The option price shall be paid in full at the time of exercise. No shares shall be issued until full payment has been received therefor. Payment may be made in cash or, with the prior approval of and upon the conditions established by the Committee, by delivery of shares of Stock owned by the optionee.

     (c) Value. The fair market value of shares of Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date for which the valuation is made, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing, or as otherwise determined by the Committee.

     (d) Withholding. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

     (e) Duration of Options. Subject to the provisions of Section 9, the duration of Options shall be 10 years from date of grant.

     (f) Time Period for Exercise of Options.  Subject to the provisions of
Section 9, no Option shall be exercisable, in whole or in part, for a period of six months after the date on which the Option is granted or, if later, six months after the date of approval of the Plan by share owners. Thereafter, it shall be exercisable (i) within such time periods as established by the Committee on the date of grant, or (ii) in the absence of Committee-established time periods, (A) to the extent of one-third of the total number of shares subject to the Option after 12 months following the date on which the Option is granted, (B) to the extent of an additional one-third of the total number of shares subject

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to the Option after 24 months following the date on which the Option is granted;
and (C) in full after 36 months following the date on which the Option is granted.

     (g) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time. The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company and the optionee.

SECTION 6.  REPLACEMENT

     The Committee from time to time may permit an optionee under the Plan to surrender for cancellation any unexercised outstanding stock option or stock appreciation rights of the Company and receive in exchange from the Company either shares of Stock, an option for such number of shares of Stock, or both, in amounts and with features as designated by the Committee.

SECTION 7.  EXTENSION OF THE TERMS OF OPTIONS

     The Committee may extend the duration of any Option for a period not to exceed one year without changing the option price and on such other terms and conditions as the Committee may deem advisable.

SECTION 8.  NONTRANSFERABILITY OF OPTION

     No Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Certificate(s) representing the shares of Stock issued upon exercise of an Option shall be issued only in the name of the optionee or in the name of such optionee's duly authorized representative. During the lifetime of an optionee, the Option shall be exercisable only by the optionee personally or by the optionee's legal representative.

SECTION 9.  EFFECT OF TERMINATION OF EMPLOYMENT

  (a) Retirement.

     (i) The Committee, in its sole discretion, may cause all outstanding options held by an optionee upon his or her retirement to become immediately exercisable.

     (ii) All Options exercisable upon retirement of an optionee (whether due to Committee action or otherwise) or becoming exercisable thereafter shall expire no later than (A) 36 months from the date of such optionee's retirement, or (B) 12 months after the optionee's death, whichever occurs first, unless the Committee determines otherwise.

  (b) Death or Disability While Employed.

     Upon the death or disability of an optionee prior to termination of employment, all outstanding options held by such employee expire no later than 12 months after the employee's death or determination of disability, whichever occurs first, unless the Committee determines otherwise.

  (c) Other Termination of Employment.

     (i) Upon the termination of employment of an optionee other than for death, disability or retirement ("Other Termination of Employment"), then the Committee, in its sole discretion, may cause all outstanding nonexercisable Options held by such optionee to become immediately exercisable.

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     (ii) All Options exercisable upon the Other Termination of Employment
(whether due to Committee action or otherwise) or becoming exercisable thereafter, shall expire no later than six months after the Other Termination of Employment, unless the Committee determines otherwise.

  (d) Definitions and other Determinations.

     (i) "Retirement" means an optionee's voluntary termination of employment on a date which is on or after the earliest date on which such optionee would be eligible for an immediately payable benefit pursuant to (A) for those optionees eligible for participation in the Company's Supplemental Retirement Plan, the terms of that Plan and (B) for all other optionees, the terms of the Company's Employees' Pension Plan, assuming such optionees were eligible to participate in such Plan, or a comparable plan applicable to such optionee. With respect to non-employee officers, "retirement" means termination of services as an officer at or after age 55.

     (ii) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

     (iii) For purposes of this Section 9, a recipient's employment shall not be deemed to have terminated if the recipient obtains immediate employment with an Affiliate of the Company, and termination from such subsequent employment shall be deemed a termination from the Company, unless the recipient obtains immediate reemployment with the Company or its Subsidiaries. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

SECTION 10.  NO RIGHTS AS A SHARE OWNER

     An optionee or a transferee of an optionee pursuant to Section 8 shall have no right as a share owner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee or transferee shall have become the holder of record of such Stock. No adjustments shall be made for dividends in cash or other property or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock pursuant to the Option.

SECTION 11.  ADJUSTMENT IN THE NUMBER OF SHARES AND IN OPTION PRICE

     In the event there is any change in the shares of Stock through the declaration of stock dividends or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options as well as the number of shares of Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor.

SECTION 12.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the share owners of the Company.

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     However, no action shall be taken without the approval of the share owners of the Company if the Committee determines that the approval of share owners would be necessary to retain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

     No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders or outstanding Options affected thereby.

     The Plan shall terminate five years after the date of approval of the Plan by the share owners of the Company unless earlier terminated by the Board or by the Committee.

SECTION 13.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

SECTION 14.  SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934

     Any action taken by the Committee or the Board pursuant to the Plan, and any provision of the Plan, shall be null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and would otherwise result in liability under Section 16(b) of that Act.

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